Filed pursuant to Rule 433

Issuer Free Writing Prospectus, dated November 29, 2016

Supplementing the Preliminary Prospectus dated November 29, 2016

Registration No. 333-214826

Tesoro Logistics LP

Tesoro Logistics Finance Corp.

$750,000,000 5.25% Senior Notes due 2025

This Supplement is qualified in its entirety by reference to the Preliminary Prospectus dated November 29, 2016 (as supplemented through and including the date hereof, the “Preliminary Prospectus”). The information in this Supplement supplements the Preliminary Prospectus and updates and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Capitalized terms used in this Supplement but not defined have the meanings given them in the Preliminary Prospectus.

Other information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.

Terms Applicable to the notes

Issuers:	Tesoro Logistics LP and Tesoro Logistics Finance Corp.

Trade Date:	November 29, 2016

Settlement Date:	December 2, 2016 (T+3)

Distribution:	SEC Registered (Registration No. 333-214826)

Joint Book-Running Managers:	RBC Capital Markets, LLC, BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, PNC Capital Markets LLC and TD Securities (USA) LLC

Principal Amount:	$750,000,000

Title of Securities:	5.25% Senior Notes due 2025

Maturity Date:	January 15, 2025

Interest Payment Dates:	January 15 and July 15

Record Dates:	January 1 and July 1

This Pricing Supplement is qualified in its entirety by reference to the

Preliminary Prospectus dated November 29, 2016

First Interest Payment Date:	July 15, 2017

Public Offering Price:	100.000%, plus accrued interest from December 2, 2016

Gross Proceeds:	$750,000,000, plus accrued interest from December 2, 2016

Coupon:	5.25%

Yield to Maturity:	5.25%

Make-Whole Redemption:	Make-whole redemption prior to January 15, 2021 at par plus the Applicable Premium, as described in the Preliminary Prospectus.

Optional Redemption:	On and after January 15, 2021, the Issuers may redeem all or part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Price
2021	102.625%
2022	101.313%
2023 and thereafter	100.000%

Equity Claw:	Prior to January 15, 2020, up to 35% at 105.250%, plus accrued and unpaid interest on the notes, if any, to the applicable redemption date.

Identification Numbers:	CUSIP: 88160Q AN3 ISIN: US88160QAN34

The Issuers have filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained by contacting RBC Capital Markets, LLC by telephone at 1-877-280-1299 or at the following address: RBC Capital Markets, LLC, Attention: High Yield Capital Markets, Three World Financial Center, 200 Vesey Street, 8th floor, New York, New York 10281-8098.

This communication should be read in conjunction with the preliminary prospectus. The information in this communication supersedes the information in the preliminary prospectus to the extent inconsistent with the information in such preliminary prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM

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